EXHIBIT 2.3

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN SECURITY BANK CORPORATION AND SOUTHBANK

THIS AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF REORGANIZATION (the “Amendment”) is made and entered into as of May 13, 2005 by and between SECURITY BANK CORPORATION (“SBKC”), a corporation organized under the laws of the State of Georgia, and SOUTHBANK, a bank organized under the laws of the State of Georgia.

WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Reorganization dated January 19, 2005, as amended on March 9, 2005 (the “Agreement”);

WHEREAS, in order to evidence their mutual intent with respect to the provisions of the Agreement, the parties desire to amend the Agreement in certain respects as set forth herein.

NOW THEREFORE, the parties, intending to be legally bound, hereby amend the Agreement in the following respects, with all capitalized terms used herein but not defined having the meaning set forth in the Agreement.

1. A new subsection 3.1(h) is added, which states:

(h) In the event SBKC or SouthBank changes the number of shares of SBKC Common Stock or SouthBank Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date or effective date therefor is prior to the Effective Time, the Merger Consideration and the references to $40.19 in Sections 3.1(d)(ii) and 3.1(e) above shall be proportionately adjusted.

2. Except as expressly set forth herein, this Amendment shall not constitute an amendment or waiver of any term or condition of the Agreement, and all such terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.

3. This Amendment will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

4. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties executed and delivered this Amendment as of the date first written above.

SECURITY BANK CORPORATION

By:	/s/ James R. McLemore
James R. McLemore
Chief Financial Officer

SOUTHBANK

By:	/s/ Charles M. Barnes
Charles M. Barnes
President and Chief Executive Officer